INTERNATIONAL TOWER HILL MINES LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on September 22, 2006)

1INTRODUCTION

International Tower Hill Mines Ltd. (the “Company”) is committed to the highest standards of legal and ethical business conduct.  This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers and employees, of the seriousness of that commitment.  Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply.  To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code.  Additionally, we have appointed the Company’s Vice-President and General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation.  It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business.  Think of this Code as a guideline, or a minimum requirement, that must always be followed.  If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Company Ethics Officer or the Chair of the Audit Committee.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code.  Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

OUR CODE OF BUSINESS CONDUCT AND ETHICS

I.

We Insist on Honest and Ethical Conduct by All of Our Directors, Officers, Employees and Other Representatives

We place the highest value on the integrity of our directors, our officers and our employees and demand this level of integrity in all our dealings.  We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Fair Dealing

Directors, officers and employees are required to deal honestly and fairly with our business partners, competitors and other third parties.  In our dealings with these parties, we:

    prohibit bribes, kickbacks and any other form of improper payment, direct or indirect, to any representative of a government, labour union, business partner or other third party in order to obtain a contract, some other commercial benefit or government action;
    prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;
    prohibit gifts or favours of more than nominal value to or from our business partners;
    limit marketing and entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;
    require clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;
    protect all proprietary data provided to us by third parties as reflected in our agreements with them; and
    prohibit our representatives from otherwise taking unfair advantage of our business partners or other third parties, through inaccurate billing, manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Conflicts of Interest and Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company.  In particular, unless specific permission has been provided by the Company Ethics Officer or the Chair of the Audit Committee, no employee, director or officer shall:

    be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business that:

      competes with the Company;
      supplies products or services to the Company (other than professional services such as legal, accounting, geological or financial advisory services); or
      purchases products or services from the Company;
    have any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;
    seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;
    be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities to us (if in doubt, consult your supervisor, the Company Ethics Officer or the Chair of our Audit Committee);
    accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or
    conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives;

provided, however, that only the Chair of the Audit Committee (or the Board of Directors as a whole, if the potential conflict involves the Chair of the Audit Committee) shall have the authority to grant such permission to a director or officer.

Directors, officers, and employees must notify the Company Ethics Officer or the Chair of the Audit Committee of the existence of any actual or potential conflict of interest.

Confidentiality and Corporate Assets

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our business partners.  This information may include (1) technical or scientific information about current and future projects, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) supply and customer lists and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners.  This information is our property, or the property of our business partners, and in many cases was developed at great expense.  Our directors, officers and employees shall:

    Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;
    Use confidential information only for our legitimate business purposes and not for personal gain;
    Not disclose confidential information to third parties; and
    Not use Company property or resources for any personal benefit or the personal benefit of anyone else.  The property of the Company includes the Company internet, email, and voicemail services, which should be used only for business related activities, and which the Company may monitor at any time without notice.

II.

We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the United States Securities and Exchange Commission and with the Canadian provincial securities regulators.  To this end, our directors, officers and employees shall:

    not make false or misleading entries in our books and records for any reason;
    not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;
    comply with generally accepted accounting principles at all times;
    notify our Chief Financial Officer if there is an unreported transaction;
    maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
    maintain books and records that accurately and fairly reflect our transactions;
    prohibit the establishment of any undisclosed or unrecorded funds or assets;
    maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;
    present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and
    not communicate to the public any non-public information unless expressly authorized to do so.

Directors, officers and employees must also read and comply with any Disclosure Controls and Procedures Policy adopted by the Company.

III.

We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law.  Specifically, we are committed to:

    maintaining a safe and healthy work environment;
    promoting a workplace that is free from discrimination or harassment based on race, colour, religion, sex, age, national origin, disability or other factors that are unrelated to the Company’s business interests;
    supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
    conducting our activities in full compliance with all applicable environmental laws;
    keeping the political activities of our directors, officers and employees separate from our business;
    prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;
    prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and
    complying with all applicable securities laws.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, non-public (“inside”) information about the Company.  Our Share Trading Policy describes the nature of inside information and the related restrictions on trading.

1REPORTING AND EFFECT OF VIOLATIONS

Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee.  We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.  It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counselling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code.  Additionally, we have appointed the Company’s Vice-President and General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code.  While serving in this capacity, the Company Ethics Officer reports directly to the Board of Directors.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis.  To ensure familiarity with the Code, directors, officers, and employees will be asked to read the Code and sign a Compliance Certificate annually.

Reporting Violations and Questions

Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the Company Ethics Officer or the Chair of the Audit Committee of our Board of Directors.  Additionally, directors, officers, and employees may contact the Company Ethics Officer or the Chair of the Audit Committee with a question or concern about this Code or a business practice.  Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously.  If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to Gowling Lafleur Henderson LLP or Dorsey & Whitney LLP, our outside legal counsel.  The address and telephone number of these persons are listed in the attachment to this Code.

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation.

Our Company Ethics Officer will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required.  All reports will be treated confidentially to every extent possible.

Consequences of a Violation.

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

Names and Addresses (as of September 22, 2006)

Reporting Contacts:
Company Ethics Officer:	The Chair of our Audit Committee:
Name: Lawrence W. Talbot Address: Suite 1901 – 1177 West Hastings Street, Vancouver, B.C., CANADA V6E 2K3 Phone: (604) 408-7488 E-mail: lawrence.talbot@talbotlaw.ca	Name: Anton J. Drescher Address: Terminal City Club Tower, Suite 507 – 837 West Hastings Street, Vancouver, B.C., CANADA V6C 3N6 Phone: (604) 685-1017 E-mail: ajd@harbourpacific.com

Additional Reporting Contacts:

Our Outside Counsel in Canada:

Our Outside Counsel in the United States:

Gowling Lafleur Henderson LLP

Attn: Daniel M. Allen

Suite 2300, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, CANADA  V7X 1J1

Phone: (604) 891-2710

E-mail: daniel.allen@gowlings.com

Dorsey & Whitney LLP Attn: Kenneth Sam Republic Plaza Building, Suite 4700, 370 Seventeenth Street, Denver, Colorado, USA 80202-5647 Phone: (303) 629-3445 E-mail: sam.kenneth@dorsey.com

D:\ITH\corp governance\code_of_conduct_final_dec20_06.DOC

COMPLIANCE CERTIFICATE

I have read and understand the International Tower Hill Mines Ltd. Code of Business Conduct and Ethics (the “Code”).  I will adhere in all respects to the ethical standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to International Tower Hill Mines Ltd. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:	Name: Title/Position:

Check one of the following:

☐

A Statement of Exceptions is attached.

☐

No Statement of Exceptions is attached.